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                                                                     EXHIBIT 5.1

                    OPINION AND CONSENT OF HELLER EHRMAN LLP

July 22, 2005

The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

Re: The Immune Response Corporation Registration Statement on Form S-8 for 500,000 Shares of Common Stock

Ladies and Gentlemen:

      We have acted as counsel to The Immune Response Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an additional 500,000 shares of Common Stock (the "Shares") for issuance under the Company's 401(k) Stock Match Plan, as amended to date (the "Plan").

      This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

      In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

      We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Plan. Based on such review, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefore received) pursuant to stock issuances in accordance with the Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

      We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

      This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

                                                        Very truly yours,

                                                        /s/ Heller Ehrman LLP